Exhibit 107

Calculation of Filing Fee Tables

F-1

(Form Type)

Nova Minerals Limited

(Exact Name of Registrant as Specified in its Charter)

(Translation of Registrant’s Name into English)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title (1)	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price (2)(3)	Fee Rate	Amount of Registration Fee
Newly Registered Securities
Units consisting of:
Fees to Be Paid	Equity	Ordinary shares, no par value, represented by American Depositary Shares	457(o)	$5,500,000	-	$5,500,000	0.0001476	$811.80
Fees to Be Paid	Equity	Warrants to Purchase Ordinary Shares represented by American Depositary Shares(4)	457(o) 457(g)	-	-	-	-	-
Fees to Be Paid	Equity	Ordinary shares, no par value underlying the American Depositary Shares issuable upon exercise of warrants(5)	457(o)	$3,300,000	-	$3,300,000	0.0001476	487.08
Fees to Be Paid	Equity	Representative Warrants to purchase American Depositary Shares(4)	457(o) 457(g)	-	-	-	-	-
Fees to Be Paid	Equity	Ordinary shares underlying the American Depository Shares issuable upon exercise of Representative Warrants(6)	457(o) 457(g)	$412,500.00	-	$412,500	0.0001476	$60.89
Total Offering Amounts				$9,212,500		$9,212,500	0.0001476	$1,359.77
Registration Fee Previously Paid								$2,737.06
Registration Fee Paid Herewith								$0.00

(1)	American depositary shares, or ADSs, issuable upon deposit of the ordinary shares registered hereby have been registered under a separate registration statement on Form F-6 (File No. 333-279763). Each ADS represents ordinary shares.
(2)	Includes additional ordinary shares that are issuable upon the exercise of the underwriters’ option to purchase additional shares to cover over-allotments, if any.
(3)	Estimated solely for the purpose of determining the amount of registration fee in accordance with Rule 457(o) under the Securities Act of 1933.
(4)	No fee pursuant to Rule 457(g) under the Securities Act.
(5)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(g) under the Securities Act. The Representative’s Warrants are exercisable at a per share exercise price equal to 120% of the public offering price per unit. As estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(g) under the Securities, the proposed maximum aggregate offering price of the warrants is $3,300,000, which is equal to 120% of $2,750,000.00
(6)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(g) under the Securities Act. The Representative’s Warrants are exercisable at a per share exercise price equal to 150% of the public offering price per unit. As estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(g) under the Securities, the proposed maximum aggregate offering price of the Representative’s Warrants is $412,500, which is equal to 150% of $275,000.00